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Exhibit 5.5

June 29, 2017

NGL Energy Partners LP
6120 South Yale Avenue, Suite 805
Tulsa, OK 74136

Re:    Form S-4 Registration Statement—6.125% Senior Notes due 2025

Ladies and Gentlemen:

        We have acted as special counsel in the State of Utah (the "State") to NGL Supply Terminal Solution Mining, LLC, a Utah limited liability company (the "Utah Guarantor"), an affiliate of NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), for the purpose of rendering this opinion in connection with the offer by the Partnership and NGL Energy Finance Corp., a Delaware corporation (the "Co-Issuer" and, together with the Partnership, the "Issuers"), to issue up to $500,000,000 aggregate principal amount of registered 6.125% Senior Notes due 2025 (the "Exchange Notes"), in exchange for the same principal amount of the Issuer's unregistered 6.125% Senior Notes due 2025 (the "Old Notes"). The Exchange Notes will be, issued pursuant to an indenture dated as of October 26, 2016 among the Issuers, the subsidiaries of the Partnership party thereto, including the Utah Guarantor, and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture thereto, dated February 22, 2017 (such indenture, as supplemented, referred to herein as the "Indenture"). The Exchange Notes are being guaranteed by the Utah Guarantor as well as by other certain subsidiaries of the Partnership (together with the Utah Guarantor, the "Guarantors") pursuant to guarantees included in the Indenture (the "Guarantees"). The opinions contained in this letter are rendered at the request of the Issuers in connection with that certain Registration Statement on Form S-4 with regard to the Exchange Notes dated June 29, 2017, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on June 29, 2017 (the "Registration Statement").

        In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

          (a)   the Registration Statement;

          (b)   the Indenture;

          (c)   the Articles of Organization, as amended, of the Utah Guarantor, filed with the Division of Corporations of the Utah Department of Commerce (the "Division") on March 18, 2013 (the "Articles");

June 29, 2017

          (d)   the First Amended and Restated Limited Liability Company Operating Agreement of the Utah Guarantor dated as of March 17, 2015, certified to us by the Secretary of the Utah Guarantor as being true, correct, complete and in full effect on the date of this opinion (the "LLC Agreement" and, together with the Articles, the "Organizational Documents");

          (e)   the written consent of Sawtooth NGL Caverns, LLC, a Delaware limited liability company ("Sawtooth NGL"), the sole member of the Utah Guarantor, dated February 14, 2017 relating to the approval of the transactions contemplated by the Transaction Documents (as defined below), certified by the Secretary of the Utah Guarantor as being true, correct, complete and in full effect on the date of this opinion (the "Written Consent");

          (f)    a Certificate of the Secretary of the Utah Guarantor of even date herewith certifying as to (i) the incumbency of the officers of the Utah Guarantor who have executed the Transaction Documents (as defined below) on behalf of the Utah Guarantor, (ii) the execution and delivery of the Indentures, and (iii) the Organizational Documents and Written Consent referenced above (the "Secretary's Certificate"); and

          (g)   a Certificate of Existence covering the Utah Guarantor, issued by the Division on June 28, 2017 (the "Good Standing Certificate").

        The documents described in items (a) and (b) above are collectively referred to herein as the "Transaction Documents."

        We have not represented the Utah Guarantor in matters other than in connection with the preparation of this opinion letter. We have conducted only such inquiries and examinations of law as we deem necessary or appropriate for rendering this opinion. As to factual matters, we have relied upon and assumed the truthfulness and accuracy of (a) the representations and warranties of the Issuers and the Guarantors set forth in the Indentures and the Registration Statement, and (b) the certifications of the Secretary of the Utah Guarantor made in the Secretary's Certificate.

        We have assumed for purposes of this opinion: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies; (c) the genuineness of all signatures; and (d) the due authorization, execution and delivery of the Transaction Documents by the persons authorized by each respective party thereto (other than the Utah Guarantor to the extent of the opinions expressed herein) to execute and deliver such documents on each party's behalf.

June 29, 2017

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1.     The Utah Guarantor is validly existing as a limited liability company and is in good standing under the laws of the State with the limited liability company power and authority to execute and deliver the Indenture (which include the Guarantees) and to perform its obligations thereunder.

          2.     The execution and delivery by the Utah Guarantor of, and the performance by the Utah Guarantor of its obligations under, the Indenture (which include the Guarantees) has been duly authorized by all necessary limited liability company action on the part of the Utah Guarantor, and the Indenture (which include the Guarantees) has been duly executed and delivered by the Utah Guarantor.

        Our opinions contained in this letter are based on the laws of the State. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction, including that of the State. This letter is limited to the matters expressed herein and no other opinions may be implied.

        For purposes of the opinions set forth in paragraph 2 above, please note that we did not physically witness the execution and delivery of Indenture, and our opinion herein regarding the execution and delivery of the Indenture is based, in part, on our review of copies of executed signature pages for such Indenture provided to us (electronically or otherwise).

        Our opinions contained in this letter are rendered only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise or come to our attention after the date of this opinion letter, or any future changes in laws. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as a guaranty or warranty of the matters discussed herein or as representations of fact.

        These opinions are furnished for the benefit of the addressee. We hereby consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement. In giving the opinions contained in this letter and our consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Holland & Hart LLP

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  Exhibit 5.5